Exhibit 3.3

FILED

2003 MAR 10 PM 12:37

SECRETARY OF STATE TALLAHASSEE FLORIDA
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
BURGER KING CORPORATION
Original Articles of Incorporation filed with
the Florida Secretary of State on June 2, 1956
ARTICLE I
     The name of the corporation is BURGER KING CORPORATION (the “Corporation”).
ARTICLE II
     The address of the principal office and the mailing address of the Corporation is 5505 Blue Lagoon Drive, Miami, Florida 33126. The street address of the Corporation’s registered office is 1200 S. Pine Island Road, City of Plantation, County of Broward State of Florida, 33324 and the name of its registered agent at such office is CT Corporation System.
ARTICLE III
     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Florida Business Corporation Act (the “FBCA”).
ARTICLE IV
     The aggregate number of shares of all classes of capital stock that the Corporation shall have the authority to issue is one thousand (1,000) shares of common stock, $0.01 par value per share. All such shares are to be of one class.
ARTICLE V
     The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and of its directors and shareholders:
     (1) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws of the Corporation. Election of directors need not be by ballot unless the by-laws so provide.
     (2) The Board of Directors shall have powers without the assent or vote of the shareholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.
     (3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the shareholders or at any meeting of the shareholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of shareholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the shareholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.
     (4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Florida, of these Articles, and to any by-laws from time to time made by the shareholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.
ARTICLE VI
     This Corporation shall, to the fullest extent permitted by applicable law indemnify and shall advance expenses on behalf of all persons whom it may indemnify pursuant thereto.
ARTICLE VII
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on shareholders, directors and officers are subject to this reserved power.
ARTICLE VIII
     The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by applicable law.
ARTICLE IX
     The Corporation expressly elects not to be governed by Section 607.0901 of the FBCA.

     IN WITNESS WHEREOF, the undersigned has signed these Amended and Restated Articles of Incorporation this 13th day of December, 2002.

BURGER KING CORPORATION
/s/ Elsie Romero
Signature

Elsie Romero, Vice President, Corporate Counsel
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